Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No., 333-202021 on Form S-8 of our reports dated February 18, 2016, relating to the consolidated and combined financial statements of Columbia Pipeline Partners LP (the “Partnership”) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Partnership’s February 11, 2015 initial public offering of limited partner interests) and the effectiveness of the Partnership’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Partnership for the year ended December 31, 2015.
/s/ DELOITTE & TOUCHE LLP
Columbus, Ohio
February 18, 2016